Insider Trading Policy
November 15, 2022
Summary

What is the Policy?
The Policy is Interface’s company policy prohibiting company insiders from trading (buying or selling) Interface common stock and other company securities while aware of material nonpublic information about Interface (also known as “inside information”).

Who does it apply to?	All associates, officers and directors of Interface and its subsidiaries (also known as “insiders”).
What does it require?
•All associates, officers and directors are prohibited at all times from trading Interface securities while aware of inside information. Insiders also cannot “tip” others to trade Interface securities.
•Certain insiders are additionally subject to regular quarterly trading “blackout” periods during which they cannot trade Interface securities regardless of whether they are then aware of inside information. The regular blackout periods begin on the 7th of each March, June, September and December, and last until 12:00 noon, U.S. Eastern time, on the second trading day following public announcement of Interface financial results for the fiscal quarters ending after each of those start dates. In the event results are announced in the morning prior to the market’s opening, the day of announcement will be considered the first trading day.
•The company may additionally impose special blackouts on designated insiders if special, event-driven inside information exists.
•Certain insiders (described herein) must preclear all Interface securities trades with Interface’s general counsel.
•Besides trades, certain other transactions are prohibited, like short sales, hedging, and pledging of company securities.

What is inside information?
The most common type of material nonpublic information is unannounced company financial results or financial guidance, but there are numerous other kinds, such as unannounced pending mergers and acquisitions. Information about other companies learned in the course of an insider’s employment may also be inside information.
Information is considered publicly disclosed when it has been published in a company SEC filing, press release or announced on a company webcast quarterly earnings conference call. Information that merely appears on the company’s website or on company social media platforms is not necessarily public.

Why has Interface adopted the Policy?	Insider trading is illegal and unethical. Violations can lead to civil and criminal liability.
Who should I contact with questions?	Interface’s general counsel, David Foshee, is the Compliance Officer for the Policy and can be reached for questions at david.foshee@interface.com or +1 (770) 437-6862.
The preceding is only a summary of some of the material contents of this Policy, and does not contain all details and requirements of the Policy. Please review the full Policy.

Table of Contents

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Purpose	1
Persons Subject to the Policy	1
Transactions Subject to the Policy	1
Statement of Policy	1
Definition of Material Nonpublic Information	2
“Blackout Periods”—Regular Quarterly Trading Restrictions Applicable to Certain Personnel	4
Event-Specific Blackouts	5
Preclearance Procedures	5
Exceptions to Blackouts and Preclearance	5
Individual Responsibility	6
Transactions by Family Members and Others	6
Transactions by Entities that You Influence or Control	6
Transactions Under Company Plans	6
Other Prohibited Transactions	7
Rule 10b5-1 Plans	8
Post-Termination Transactions	8
Consequences of Violations	8
Administration of the Policy | Questions	9
Certification | Training	9
CERTIFICATION	10

Purpose
This Insider Trading Policy (the “Policy”) establishes rules with respect to transactions in the securities of Interface, Inc. (the “Company”) and the handling of material nonpublic information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with laws that prohibit certain persons who are aware of material nonpublic information about a company from (1) trading in securities of that company or
(2) providing material nonpublic information to other persons who may trade on the basis of that information.
Persons Subject to the Policy
This Policy applies to all associates, officers and members of the Board of Directors of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, bonds/debt securities or any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
Statement of Policy
It is the policy of the Company that no associate, officer or director of the Company or its subsidiaries (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.

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In addition, it is the policy of the Company that no person covered by this Policy who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities or the securities of another publicly traded company whose price may be affected by such information, until the information becomes public or is no longer material.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, sell or vote securities, or if the information would affect the “total mix” of information about the Company available to the public. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material if nonpublic are:
•Historical financial results;
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•Changes in the Company’s executive leadership team;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of significant assets (for example, a manufacturing property);
•A pending or proposed significant joint venture;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment, termination or significant amendment of a repurchase program for Company Securities;

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•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Pending or threatened significant litigation or government investigations, or the resolution of such matters;
•A significant Company restructuring or asset impairment, impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
•The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.
When Information is Considered Public. Information that has not been widely disseminated to the public is generally considered to be nonpublic information. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a quarterly Company webcast earnings conference call, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website.
By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Information that is merely published on the Company’s website or its social medial platforms should not be considered widely disseminated.
Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. For purposes of this Policy, information should not be considered fully absorbed by the marketplace until 12:00 noon,
U.S. Eastern time, of the second trading day after the day on which the information is released. In the event information is released in the morning prior to the market’s opening, the day of release will be considered the first trading day and the next trading day will be the second. Stock markets in the U.S. generally open at 9:30 a.m., U.S. Eastern time.
If, for example, the Company were to make an announcement prior to market open on a Monday, you should not trade in Company Securities until 12:00 noon, U.S. Eastern time, Tuesday (assuming both are trading days).
Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

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“Blackout Periods”—Regular Quarterly Trading Restrictions Applicable to Certain Personnel
This portion of the policy applies to the following persons (the “Blackout Group”):
•Members of the Board of Directors of the Company;
•Officers of the Company;
•Direct reports to the Officers of the Company, unless otherwise determined by the Compliance Officer;
•Financial reporting and other personnel who have knowledge of or access to the Company’s consolidated financial results, or material portions thereof, unless otherwise determined by the Compliance Officer;
•Persons who receive copies of the financial update in the final month of a fiscal quarter that show the Company’s interim consolidated financial results for the first two months of such fiscal quarter (the “Interim Financial Update”), unless otherwise determined by the Compliance Officer; and
•Other persons or groups who may be designated from time to time by the Compliance Officer.
The Blackout Group, including their Family Members or Controlled Entities (each as defined below), may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the 7th of each March, June, September and December and ending at 12:00 noon, U.S. Eastern time, on the second trading day following the date of the public release of the Company’s earnings results for the fiscal quarter ending after such start date. In the event earnings are released in the morning prior to the market’s opening, the day of release will be considered the first trading day and the next trading day will be the second.
In other words, these persons may only conduct transactions in Company Securities during the “open window period” beginning at 12:00 noon, U.S. Eastern time, on the second trading day following the public release of the Company’s quarterly earnings and ending on the 6th of the last month (March, June, September or December, as applicable) of the then current fiscal quarter.
For instance, for the fiscal quarter ending April 2, 2023, the Blackout Period commences on March 7, 2023. If the Company announces its earnings results for the completed fiscal quarter the morning of Friday, May 5, 2023 prior to market open, the Blackout Period ends at 12:00 noon, U.S. Eastern time, on Monday, May 8, 2023. If earnings are instead released after market open on May 5th (i.e., after 9:30 a.m., U.S. Eastern time), the Blackout Period ends at 12:00 noon, U.S. Eastern time, on Tuesday, May 9, 2023. The Blackout Group may resume trading at the time the Blackout Period expires and may continue trading through June 6, 2023 (assuming they are not aware of material nonpublic information when trading).
The Blackout Group is subject to these restrictions even if they are not aware of any material nonpublic information during the Blackout Period.

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Trading in the Company’s securities during the open window period should not be considered a “safe harbor”—as a reminder, trading is prohibited anytime any associate, officer or director (whether in the Blackout Group or not) is aware of material nonpublic information.
Interim Financial Updates. If the Interim Financial Update is distributed before the 7th day of the last month of a fiscal quarter, the Compliance Officer may inform the Blackout Group that the Blackout Period for that particular quarter will begin earlier than the 7th—that is, upon the circulation of the Interim Financial Update.
Event-Specific Blackouts
From time to time, an event may occur that is material to the Company and is known by only a few personnel. An example may be a pending merger or acquisition. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. The existence of an event- specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
Preclearance Procedures
The officers and members of the Board of Directors of the Company subject to Section 16 of the Securities Exchange Act of 1934 as well as other persons specifically designated from time to time by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining preclearance of the transaction from the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities.
When a request for preclearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction in order to permit the Company to timely file a Form 4 on the requestor’s behalf (due within two business days of the trade date). The requestor should also be prepared to comply with SEC Rule 144 and arrange for Form 144 to be filed, if necessary, at the time of any sale.
Exceptions to Blackouts and Preclearance
The quarterly and event-specific blackouts do not apply to those transactions described under the heading “Transactions Under Company Plans” below. Further, the requirement for preclearance and quarterly or event-specific blackouts do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans” below.

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Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while aware of material nonpublic information. Persons subject to this policy must not engage in illegal trading and should avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations” below.
Transactions by Family Members and Others
This Policy applies to your family members who reside with you (such as a spouse or domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable laws as if the transactions were for your own account.
Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable laws as if they were for your own account.
Transactions Under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the Company’s withholding of shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock or Performance Share Awards. This Policy does not apply to the vesting of restricted stock or performance share awards (or similar awards under the

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Company’s plans), or the withholding by the Company of shares of stock to satisfy tax withholding requirements upon the vesting of any such awards. The Policy does apply, however, to any market sale of vested stock.
Other Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if certain persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that the persons specified below may not engage in the following transactions, or should otherwise consider the Company’s preferences as described below:
Prohibitions Applicable to All Persons Covered by this Policy:
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, all associates, officers and directors are prohibited from engaging in short sales of Company Securities. In addition, Section 16(c) of the Securities Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that the option holder is trading based on material nonpublic information and focus that person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, all associates, officers and directors are prohibited from engaging in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit an associate, officer or director to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, all associates, officers and directors are prohibited from engaging in any such transactions.
Prohibition Applicable to Company Officers and Directors:
Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, officers and

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directors of the Company are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
All Persons Discouraged from the Following Transactions:
Standing and Limit Orders. Standing and limit orders (except standing and limit orders that comply with Exchange Act Rule 10b5-1, described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an associate, officer or director is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities.
Rule 10b5-1 Plans
Rule 10b5-1 under the Securities Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan must be submitted for approval to the Compliance Officer prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to an approved Rule 10b5-1 Plan will be required.
Post-Termination Transactions
If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by law. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (SEC) and U.S. Department of Justice. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

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While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Administration of the Policy | Questions
The Company’s general counsel, David Foshee, is the Compliance Officer for the purposes of this Policy. The Compliance Officer has the authority to interpret this Policy, including to grant exceptions where applicable. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
Any person who has a question about this Policy or its application to any proposed transaction may obtain guidance from the Compliance Officer, who can be reached by email at david.foshee@interface.com or by telephone at +1 (770) 437-6862.
In Mr. Foshee’s absence, please contact another member of the Company’s legal department.
Certification | Training
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy, at such intervals as determined by the Compliance Officer. Persons subject to this Policy may also be required to undergo training to comply with the Policy and law.

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CERTIFICATION

I certify that:
1.    I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.
2.Since I have been a member of the Board of Directors of, employee of, or other service provider to the Company, I have complied with the Policy.
3.I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name: Signature: Date:

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